Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated March 30, 2026 in this Registration Statement on Form S-1 (Registration No. 333- ) with respect to our audits of the consolidated balance sheets of CitroTech Inc. (formerly General Enterprise Ventures, Inc.) (the “Company”) at December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the years ended December 31, 2025 and 2024 and the related notes (collectively referred to as the “consolidated financial statements”).

We also consent to the Company’s reference to WWC, P.C., as an independent registered public accounting firm, as “Experts” in matters of accounting and auditing under the heading “EXPERTS” in the Registration Statement on Form S-1.

WWC, P.C.

Certified Public Accountants

PCAOB ID: 1171

San Mateo, California

September 28, 2026